UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

----------------------------------

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 9, 2006

REHABCARE GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-19294	51-0265872
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

7733 Forsyth Boulevard
Suite 2300
St. Louis, Missouri	63105
(Address of principal executive offices)	(Zip Code)

(314) 863-7422

(Company’s telephone number, including area code)

Not applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
(17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the

Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the

Exchange Act (17 CFR 240.13e-4(c))

Item 2.02     Results of Operations and Financial Condition

The information in Exhibit 99.1 is incorporated herein by reference.

Item 2.06     Material Impairments

In connection with the finalization of the Company’s financial statements for the year ended December 31, 2005, the Company concluded there was an other than temporary decline in the value of the Company’s investment in InteliStaf, which is accounted for under the equity method. During 2005, InteliStaf had incurred significant operating losses even though the healthcare staffing industry as a whole showed signs of recovery. The Company’s assessment of impairment of the value of its investment in InteliStaf was performed in conjunction with an analysis of goodwill impairment at InteliStaf by InteliStaf’s management. InteliStaf’s management determined that there was $23.1 million pre-tax loss related to the impairment of InteliStaf’s goodwill. The Company has recorded its percentage interest in this impairment charge against the Company’s 2005 earnings. In addition, the Company wrote down the carrying value of its investment in InteliStaf by approximately $25.4 million in the fourth quarter of 2005. The Company does not anticipate that the impairment charge will result in future cash expenditures by the Company.

On March 3, 2006, the Company elected to abandon its entire equity ownership interest in InteliStaf. This decision was made for a variety of business reasons including:

•	InteliStaf’s continuing poor operating performance;
•

InteliStaf’s liquidity issues resulting in the need for a capital infusion by its shareholders, in which the Company chose not to participate thereby further diluting the Company’s percentage ownership interest in InteliStaf;

•	The disproportionate percentage of the Company’s management time and effort that has been devoted to this non-core business; and
•	An expected income tax benefit to be derived from the abandonment.

The Company’s investment in InteliStaf had a carrying value of approximately $2.8 million as of December 31, 2005. This remaining carrying value will be written off during the first quarter of 2006 and the Company does not anticipate that this write off will result in future cash expenditure by the Company.

In connection with the finalization of the Company’s financial statements for the year ended December 31, 2005, the Company concluded that the trade name and contractual relationship intangible assets related to the March 1, 2004 acquisition of American VitalCare, Inc. were impaired. During 2005, the assets of VitalCare generated operating losses and the Company’s projections indicated the potential for continuing losses associated with this asset group. Through its impairment analysis, the Company determined that the carrying value of the VitalCare asset group at December 31, 2005 was not fully recoverable because it exceeded the sum of the undiscounted future cash flows expected from the use and eventual disposition of the asset group. As a result, the Company recorded a pre-tax impairment charge of $4.2 million in of its financial statements for the year ended December 31, 2005, reducing the total net book value of both of those assets to approximately $1.9 million as of December 31, 2005. The Company does not anticipate that the impairment charge will result in future cash expenditures by the Company.

Item 7.01     Regulation FD Disclosure

The information in Exhibit 99.2 is incorporated herein by reference.

Item 9.01      Financial Statements and Exhibits

(c)    Exhibits

The following exhibits are furnished pursuant to Item 2.02 and 7.01 hereof and should not be deemed to be “filed” under the Securities Exchange Act of 1934:

99.1	Press release dated March 9, 2006, announcing our fourth quarter revenues and results of operations.
99.2	The script for a conference call held by the registrant on March 9, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 9, 2006

REHABCARE GROUP, INC.

By: /s/	Jeff A. Zadoks
--------------------------------
Jeff A. Zadoks
Vice President and
Interim Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated March 9, 2006, announcing our fourth quarter revenues and results of operations.
99.2	The script for a conference call held by the registrant on March 9, 2006

Exhibit 99.1

CONTACT: RehabCare Group, Inc.

Jeff A. Zadoks
Interim Chief Financial Officer
Betty Cammarata, Dir-Investor Relations
Press: David Totaro, Senior Vice
President, Corporate Marketing &
Communications
(314) 863-7422 or
Financial Dynamics
Gordon McCoun/Theresa Kelleher
Press: Sean Leous (212) 850-5600

FOR IMMEDIATE RELEASE

Thursday, March 9, 2006

REHABCARE REPORTS FOURTH QUARTER AND YEAR-END 2005 RESULTS

•	Strong revenue growth quarter-over-quarter (30%), and year-over year (18%)
•

Fourth quarter results were negatively impacted by $33.7 million of InteliStaf operating losses and impairment charges, and a $4.2 million pre-tax impairment charge for VitalCare, equal to $2.15 per diluted share after tax

•	Shares of InteliStaf abandoned on March 3, 2006 terminating RehabCare’s ownership position
•	Company continues to outperform the industry on managing the 75% Rule, with year-over-year Q4 same store discharge impact of only a negative 1.5%

ST. LOUIS, MO, March 9, 2006--RehabCare Group, Inc. (NYSE:RHB) today reported financial results for the quarter and year ended December 31, 2005. Comparative results for the quarter and year follow.

	Quarter Ended				Full Year Ended
Amounts in millions,	December 31,				December 31,
except per share data	2005		2004		2005		2004
Consolidated Operating Revenues	$123.4		$95.1		$454.3		$383.8
Consolidated Net Earnings (Loss)	(31.8)		6.3		(17.0)		23.2
Consolidated Diluted Earnings (Loss) per Share	(1.89)		0.37		(1.01)		1.38

Contract Therapy Operating Revenues	61.2		46.7		232.2		171.3
Contract Therapy Operating Earnings (e)	3.4		3.5		12.7		10.2

HRS Inpatient Operating Revenues	34.8		35.9		141.2		145.6
HRS Outpatient Operating Revenues	11.9		10.8		48.7		45.1
HRS Operating Revenues	46.7		46.7		189.9		190.7
HRS Operating Earnings (e)	2.2	(c)	7.9		22.5	(c)	33.1

Freestanding Hospitals Operating Revenues	12.9		—		21.7		—
Freestanding Hospitals Operating Loss (e)	(0.7)		—		(0.6)		—

Healthcare Management Consulting Operating Revenues	2.7	(a)	2.0	(b)	10.9	(a)	5.4 (b)
Healthcare Management Consulting Operating Earnings (Loss) (e)	(0.1)		—		(0.1)		0.2

Staffing Operating Revenues	—		—		—		16.7
Staffing Operating Earnings (Loss)	—		—		—		(0.1)

Equity in After Tax Loss of Affiliates	(33.8	)(d)	(0.2)		(36.6	)(d)	(0.7)

REHABCARE REPORTS FOURTH QUARTER AND YEAR-END 2005 RESULTS	Page 2

(a)	Includes intercompany sales, at market rates, of $0.1 million and $0.4 million for the three and twelve months ended December 31, 2005, respectively.
(b)	Includes intercompany sales, at market rates, of $0.2 million for the three and twelve month periods ended December 31, 2004.
(c)	Includes a pretax impairment charge on certain separately identifiable intangible assets of $4.2 million or $0.15 per diluted share after tax.

(d)   Includes RehabCare’s share of InteliStaf’s goodwill impairment as well as the impact of an other than temporary decline in the value of RehabCare’s equity investment in InteliStaf totaling approximately $31.5 million or $1.87 per diluted share in the fourth quarter of 2005.

(e)

Certain expenses incurred during the fourth quarter of 2005 associated with the indemnification of pre-sale liabilities related to our former Healthcare Staffing division in excess of amounts accrued upon the sale of that business on February 2, 2004, have not been allocated to the operating profits of our current business segments.

John H. Short, Ph.D., president and chief executive officer, commented, “The resolution of our InteliStaf position frees us to continue to concentrate on growth initiatives, mitigating the 75% Rule, managing Part B Therapy Caps and chronic therapist shortages. We have some exciting growth opportunities, and continue to make progress in resolving the issues surrounding these challenges.”

Financial Overview of Fourth Quarter

Net revenues for the fourth quarter 2005 were $123.4 million compared to $95.1 million from the year ago quarter, an increase of 29.8 percent. The increase reflects our acquisition of the assets of MeadowBrook Healthcare in August, 2005, growth in the number of locations in the Contract Therapy division and the Company’s acquisition of Cornerstone Rehabilitation in late 2004.

Consolidated net losses were $31.8 million in the fourth quarter 2005 compared to net income of $6.3 million in the prior year period. Consolidated net losses for the quarter include a $4.2 million pretax charge, or $0.15 after-tax loss per diluted share, from a VitalCare intangible asset impairment. This impairment was precipitated by contract cancellations resulting, in part, from the closure and sale of hospitals in California. The consolidated net loss also includes an impairment of the Company’s investment in InteliStaf.

Provided with an impairment analysis completed by InteliStaf in early 2006, RehabCare management concluded that there had been an other than temporary decline in the value of RehabCare’s investment in InteliStaf. This impairment combined with our share of InteliStaf operating losses totaled approximately $33.7 million, or $2.00 per diluted share in the fourth quarter.

After careful review of all of the available options, on March 3, 2006, the Company elected to abandon its shareholding in InteliStaf. This decision was made for a variety of business reasons including:

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REHABCARE REPORTS FOURTH QUARTER AND YEAR-END 2005 RESULTS	Page 3

•	InteliStaf’s historical poor operating performance
•	InteliStaf’s request for an additional equity infusion and our decision not to participate, which would further dilute our equity position
•	The disproportionate percentage of RehabCare management time and effort devoted to this non-core business
•	An expected income tax benefit to be derived from the abandonment

As a result of this action, during the first quarter of 2006, we will record a final equity loss in InteliStaf by writing off the remaining investment carrying value of approximately $2.8 million.

The Company has also settled several previously disclosed lawsuits filed against us by certain former StarMed employees regarding overtime compensation and related damages. A pre-tax charge for this settlement was included in corporate selling, general and administrative expenses in our fourth quarter 2005 results.

Earnings (loss) per share for the fourth quarter 2005 on a fully diluted basis were $(1.89) compared to $0.37 for the same period last year.

The Contract Therapy (CT) division’s net revenues for the fourth quarter of 2005 increased 31.2 percent to $61.2 million, compared to $46.7 million in the year ago quarter. Operating earnings for the quarter were $3.4 million compared to the prior year quarter of $3.5 million. As of December 31, 2005, the division operated in 724 locations versus 690 locations at December 31, 2004.

The year over year fourth quarter increase in revenue was driven by an 11.6% increase in average revenue per location and an increase in the number of locations managed. This division has continued to focus on signing larger facilities during the past year, and revenues continue to benefit from the 75% Rule.

Despite the substantial revenue growth, operating earnings for the division were flat year over year as much of the revenue growth was attributed to lower margin Part A revenue. In addition to the revenue mix shift, labor costs increased as a result of the tight labor market for therapists and legal expenses incurred in connection with certain previously disclosed legal proceedings increased approximately $0.5 million.

The Hospital Rehabilitation Services (HRS) division’s fourth quarter net revenues were flat at $46.7 million compared to last year’s fourth quarter. Operating earnings for the quarter were $2.2 million, including

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REHABCARE REPORTS FOURTH QUARTER AND YEAR-END 2005 RESULTS	Page 4

the $4.2 million impairment. As of December 31, 2005, HRS operated 179 programs compared to 181 at year-end 2004. During the same time period, our number of acute rehab units (ARU’s) grew from 113 to 120.

Inpatient operating revenues decreased as a result of the 75% Rule impact on same store ARU discharges, which were 1.5 percent lower than the prior year quarter. Outpatient revenue increased 10.3 percent as average revenue per program increased 2.3 percent and the average number of programs managed increased from 40 to 43. Operating earnings were also negatively impacted by the division’s inability to fully absorb increases in labor expenses. Additionally, legal fees incurred in connection with certain previously reported legal proceedings increased approximately $0.6 million.

The Freestanding Hospital (F/S) division’s fourth quarter net revenues were $12.9 million. Operating losses for the quarter were ($0.7) million. The operating performance of the F/S division was negatively impacted by lower than expected patient census as the division worked to reestablish patient referral networks and renegotiate key managed care contracts after the August 1, 2005 acquisition of the assets of MeadowBrook. In addition, the division incurred approximately $0.3 million of start-up costs for the Arlington, Texas facility, which admitted its first patient in late December, and the Amarillo, Texas facility, which is currently under construction.

Balance Sheet

The Company’s balance sheet at December 31, 2005 remained strong with approximately $28.1 million in cash and cash equivalents, $7.5 million in subordinated long-term debt, and an available credit facility capacity of approximately $75 million (expandable to $110 million) to support strategic initiatives. Days sales outstanding at year end decreased to 63.9 days from 66.5 days at the end of 2004. During the quarter, the Company generated cash flow from operations of $18.4 million and incurred $3.4 million of capital expenditures primarily related to the construction of our Arlington, Texas rehabilitation hospital and information technology projects.

2006 Financial Overview

Due to continued regulatory uncertainty, we will not be providing annual revenue and earnings per share guidance for 2006. The following is a brief discussion of the most significant issues facing our business in 2006:

Contract Therapy

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REHABCARE REPORTS FOURTH QUARTER AND YEAR-END 2005 RESULTS	Page 5

•	We expect to end Q1/06 with approximately 775 locations
•	Part B Therapy Caps, implemented on January 1, 2006 created a significant negative impact on operating margins in January and February
•

Implementation of the Part B Therapy Cap automatic exception process as outlined by CMS in the February 13 Transmittal 853 should dramatically reduce the negative impact through the remainder of the year

Hospital Rehabilitation Services

•	We anticipate that the one year delay in 75% Rule implementation will help mitigate the impact on our discharge growth. Our portfolio of acute rehab units are at the following compliance levels:
•	75 units, which entered their 60% year in 2005, are all compliant
•	40 units that moved into their 60% year in January 2006 are averaging 66% compliance
•	5 additional units moving to their 60% year before June 30, 2006 are currently averaging 61%
•	We anticipate a 1-3% decline in year over year same store discharges for 2006
•	We anticipate our HRS programs to grow to a total of 184, a net addition of 5 during 2006 with most of these net additions being acute rehab units

Freestanding Hospitals

•	We anticipate earnings from our four Meadowbrook facilities to be accretive in 2006
•	We anticipate that Arlington and Amarillo will not be accretive until late 2006

Dr. Short concluded, “We are pleased that the implementation of the 75% Rule has been delayed, but expect the uncertainty about the exception process to the Part B Therapy Caps to present a challenge to our Contract Therapy Division in early 2006. We do, however, expect to see improvement in our Hospital Division, as MeadowBrook will begin to stabilize and we are on target to have 6 freestanding facilities running during the year. We believe 2005 has been an important year of transition for the Company in which we have sought to address the industry issues affecting our business, and to create a firm platform for growth in 2006 and beyond.”

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REHABCARE REPORTS FOURTH QUARTER AND YEAR-END 2005 RESULTS	Page 6

About RehabCare Group

RehabCare Group, Inc. provides physical therapy management services for hospital inpatient rehabilitation and skilled nursing units, outpatient programs and contract therapy services in conjunction with more than 900 hospitals and skilled nursing facilities in 39 states, the District of Columbia and Puerto Rico. RehabCare also provides rehabilitation services in three freestanding rehabilitation hospitals and two long-term acute care hospitals, which provide specialized acute care for medically complex patients. RehabCare is pleased to be included in the Russell 2000 and Standard and Poor’s Small Cap 600 indices.

A listen-only simulcast of RehabCare’s fourth quarter and year end conference call will be available on the Company’s web site at www.rehabcare.com and online at www.companyboardroom.com, beginning at 10:00 Eastern time. An online replay will be available for at least 21 days after the call. A telephonic replay of the call will be available beginning at 1:00 P.M. Eastern time today and ending at midnight on March 31, 2006. The dial-in number for the replay is (630) 652-3041 and the access code is 13751807.

Forward Looking Statements Safe Harbor

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties may include but are not limited to, our ability to consummate acquisitions and other partnering relationships; our ability to integrate recent and pending acquisitions and partnering relationships within the expected timeframes and to achieve the revenue and earnings levels from such acquisitions and relationships at or above the levels projected; changes in governmental reimbursement rates and other regulations or policies affecting the services provided by us to clients and/or patients; the operational, administrative and financial effect of our compliance with other governmental regulations and applicable licensing and certification requirements; our ability to attract new client relationships or to retain and grow existing client relationships through expansion of our hospital rehabilitation and contract therapy service offerings and the development of alternative product offerings; the future financial results of our unconsolidated affiliates; the adequacy and effectiveness of our operating and administrative systems; our ability to attract and the additional costs of attracting

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REHABCARE REPORTS FOURTH QUARTER AND YEAR-END 2005 RESULTS	Page 7

administrative, operational and professional employees; significant increases in health, workers compensation and professional and general liability costs; litigation risks of our past and future business, including our ability to predict the ultimate costs and liabilities or the disruption of our operations; competitive and regulatory effects on pricing and margins; and general and economic conditions, including efforts by governmental reimbursement programs, insurers, healthcare providers and others to contain healthcare costs.

NOTE: More information on RehabCare can be found on the World Wide Web at http://www.rehabcare.com.

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REHABCARE REPORTS FOURTH QUARTER AND YEAR-END 2005 RESULTS	Page 8

I. Condensed Consolidated Statements of Earnings
(Amounts in thousands, except per share data)
	Three Months Ended		Full Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
Operating revenues	$123,438	$95,128	$454,266	$383,846
Costs & expenses
Operating	94,492	67,894	343,230	275,242
Selling, general & administrative:
Divisions	9,402	7,367	35,852	32,499
Corporate	8,737	5,829	27,051	24,615
Impairment of intangible assets	4,211	—	4,211	—
Restructuring charge	—	—	—	1,615
Gain on sale of business	—	—	—	(485)
Depreciation & amortization	3,060	2,653	10,655	8,556
Total costs & expenses	119,902	83,743	420,999	342,042

Operating earnings, net	3,536	11,385	33,267	41,804

Other income (expense), net	27	(1)	59	(55)

Interest expense, net	(123)	(244)	(375)	(788)
Earnings before income taxes and equity in net loss of affiliates	3,440	11,140	32,951	40,961

Income taxes	1,394	4,671	13,345	17,049

Equity in net loss of affiliates	(33,826)	(172)	(36,588)	(731)

Net earnings (loss)	$(31,780)	$6,297	$(16,982)	$23,181

Diluted earnings (loss) per share	$(1.89)	$0.37	$(1.01)	$1.38
Weighted average diluted shares outstanding	16,821	17,004	16,751	16,835

II. Condensed Consolidated Balance Sheets
(Amounts in thousands)
	December 31,	December 31,
	2005	2004
Assets
Cash and restricted cash	$28,103	$53,478
Accounts receivable, net	85,541	69,565
Deferred tax assets	6,359	10,252
Other current assets	7,295	1,690
Total current assets	127,298	134,985

Property and equipment, net	27,495	15,149
Excess of cost over net assets acquired, net	94,960	68,340
Intangible assets	7,560	11,884
Investments in unconsolidated affiliates	6,324	39,269
Other assets	9,288	8,039
	$272,925	$277,666
Liabilities & Stockholders’ Equity
Current portion of long-term debt	$3,408	$4,731
Payables & accruals	63,226	53,803
Total current liabilities	66,634	58,534

Long-term debt, less current portion	4,059	2,142
Other non-current liabilities	3,984	9,962
Stockholders’ equity	198,248	207,028
	$272,925	$277,666

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REHABCARE REPORTS FOURTH QUARTER AND YEAR-END 2005 RESULTS	Page 9

III. Operating Statistics
(Revenues and Operating Earnings in 000’s)

	Three Months Ended		Full Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
Contract Therapy

Operating Revenues	$61,209	$46,662	$232,193	$171,339

Division Operating Earnings(a)	$3,444	$3,490	$12,661	10,208

Average Number of Locations	765	651	749	588

End of Quarter Number of Locations	724	690	724	690

Hospital Rehabilitation Services (HRS)

Operating Revenues
Inpatient	$34,805	$35,876	$141,152	$145,593
Outpatient	11,935	10,823	48,680	45,138
Total	$46,740	$46,699	$189,832	$190,731

Division Operating Earnings(a)(c)	$2,156	$7,864	$22,538	$33,065

Average Number of Programs
Inpatient	146	146	145	142
Outpatient	43	40	42	42
Total	189	186	187	184

End of Quarter Number of Programs
Inpatient	138	142	138	142
Outpatient	41	39	41	39
Total	179	181	179	181

Freestanding Hospitals

Operating Revenues	$12,860	$—	$21,706	$—

Division Operating Earnings (a)	(749)	—	(654)	—

Healthcare Management Consulting

Operating Revenues (b)	$2,692	$2,014	$10,891	$5,367

Division Operating Earnings (a)	(95)	31	(58)	224

(a)

Division Operating Earnings are earnings attributable to the division before interest, income taxes and other income (expense). Certain expenses incurred during the fourth quarter of 2005 associated with the indemnification of pre-sale liabilities related to our former Healthcare Staffing division in excess of amounts accrued upon the sale of that business on February 2, 2004, have not been allocated to the operating profits of our current business segments.

(b)	Includes intercompany sales, at market rates, of approximately $0.1 million for the three months ended December 31, 2005.

(c)	HRS operating earnings for the fourth quarter of 2005 include a $4.2 million pretax impairment charge on certain separately identifiable intangible assets.

WE INVITE YOU TO VISIT OUR WEB SITE AFTER NOON TODAY TO VIEW KEY STATISTICS IN GREATER DETAIL @ www.rehabcare.com

-END-

Exhibit 99.2

REHABCARE CONFERENCE CALL SCRIPT

March 9, 2006

INTRODUCTION BY CONFERENCE OPERATOR

INTRODUCTION OF MANAGEMENT BY FINANCIAL DYNAMICS

This conference call contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties may include but are not limited to, our ability to consummate acquisitions and other partnering relationships; our ability to integrate recent and pending acquisitions and partnering relationships within the expected timeframes and to achieve the revenue and earnings levels from such acquisitions and relationships at or above the levels projected; changes in governmental reimbursement rates and other regulations or policies affecting the services provided by us to clients and/or patients; the operational, administrative and financial effect of our compliance with other governmental regulations and applicable licensing and certification requirements; our ability to attract new client relationships or to retain and grow existing client relationships through expansion of our hospital rehabilitation and contract therapy service offerings and the development of alternative product offerings; the future financial results of our unconsolidated affiliates; the adequacy and effectiveness of our operating and administrative systems; our ability to attract and the additional costs of attracting administrative, operational and professional employees;

significant increases in health, workers compensation and professional and general liability costs; litigation risks of our past and future business, including our ability to predict the ultimate costs and liabilities or the disruption of our operations; competitive and regulatory effects on pricing and margins; and general and economic conditions, including efforts by governmental reimbursement programs, insurers, healthcare providers and others to contain healthcare costs.

INTRODUCTION AND WELCOME

Good morning and thank you for joining us today. I’m John Short, President and CEO of the Company. With me from management are: Tom Davis, Executive Vice President and Chief Development Officer; Pat Henry, Executive Vice President, Traditional Business; Jeff Zadoks, Interim Chief Financial Officer; Don Adam, Senior Vice President, Acquisitions; David Groce, Senior Vice President and General Counsel; and Betty Cammarata, Director of Investor Relations. We will be available during the question and answer period following our formal remarks.

OPENING Remarks

This last year has been very challenging and has significantly tested our ability to rapidly adapt to changes in our operating environment. Despite these challenges we succeeded in growing revenue by 18% and the number of sites to over 900 during 2005. We continue to outperform the industry in mitigating the 75% Rule. We remain focused on the development of electronically and clinically integrated post acute care continuums in over 55 markets nationwide. We have successfully launched our Freestanding Hospital Division and will have 6 facilities operating by the end of 2006. Our margins continue to be challenged by the 75% Rule, Part B Therapy Caps and an acute therapist shortage. We continue to generate free cash flow, and are essentially debt free with significant unused debt capacity. This enables us to execute on our business strategy and exploit opportunistic situations that will arise in this challenging environment.

In recent periods, however, the results of our equity investment in InteliStaf have often overshadowed the results of our core businesses. The fourth quarter of 2005 was no exception. InteliStaf continued to incur operating losses and more significantly, InteliStaf reached the conclusion that their goodwill was impaired. We in turn concluded that the value of our investment in InteliStaf had declined. The sum total of these events was an equity loss in the fourth quarter of approximately $33.7 million, bringing the book value of our investment in InteliStaf to $2.8 million at December 31, 2005.

After careful review of all available options, on March 3, 2006, we elected to abandon our shareholding in InteliStaf. This action brings a definitive close to our involvement with InteliStaf. After writing off our remaining investment balance in the first quarter of 2006, we will incur no further operating losses associated with this investment.

The performance of our core businesses was also impacted by a pretax impairment charge during the fourth quarter. Since we acquired VitalCare in March 2004, we have experienced program management contract cancellations at a faster rate than anticipated. The loss of contracts has primarily been precipitated by the budget upheaval in the state of California, which negatively impacted many of our clients and led them to close their facilities, and by the loss of several contracts with Tenet hospitals due to their sale or closure. After performing a comprehensive impairment analysis, we concluded that the related contract rights and trade name were impaired and recorded a corresponding pretax charge of $4.2 million which is included in the operating profit of our hospital rehabilitation services division. Our strategy of moving this business model into freestanding skilled nursing facilities has resulted in four new VitalCare contracts signed in 2005.

Freestanding Hospitals

We are pleased to announce that our 24-bed freestanding rehabilitation hospital in Arlington, Texas opened on schedule and on budget in late December and received its Medicare Certification Survey in early February. We are also encouraged that our Amarillo, Texas project remains on schedule for a mid-year 2006 opening. Although we incurred start-up costs for both of these facilities in the fourth quarter of 2005 and will incur additional start-up costs, we expect both facilities will be accretive in late 2006.

In the rest of our freestanding hospital division, the operating performance of the facilities acquired from MeadowBrook has been negatively impacted by post acquisition transition issues. As a result of the asset purchase agreement for MeadowBrook, we were required to renegotiate key managed care contracts. This resulted in revenue losses as we continue to re-establish payer contracts. For 2006, we anticipate earnings from our four MeadowBrook facilities to also be accretive.

On January 19, 2006 CMS issued a proposed rule for Long-Term Acute Care Hospitals for rate year 2007 that included a number of potential changes that would have a negative impact on reimbursement. Some of these proposals include the elimination of a market basket increase for rate year 2007, changes in the short-stay outlier payment methodology, an increase in the high cost outlier threshold from $10,501 to $18,489 and the elimination of the surgical DRG exception. We do not believe these changes, as proposed, carry a significant profitability impact on our existing business.

We are continuing to pursue acquisition and joint venture opportunities of freestanding hospitals to serve as a key component of our geographic market continuums of care. To this end, we have signed a letter of intent to purchase the inpatient and outpatient rehabilitation operations of Memorial Rehabilitation Hospital in Midland, Texas. This transaction with our long-standing client is contingent upon the approval of both Boards of Directors for RehabCare and Midland Memorial, as well as completion of a lease for the hospital property. Our pipeline of potential joint ventures remains robust with 13 letters of intent that remain active and several additional pre-LOI opportunities under review.

Hospital Rehabilitation Services

As we discussed in the third quarter, we have implemented tools to give field operators real time information on their compliance levels. As a result, for three consecutive quarters we have seen a decrease in the number of facilities which have denied admissions due to no 25% bed availability. Our continued focus on the identification of new sources of admissions for our host facilities through the efforts of our on-site managers and community relations personnel has resulted in a 6.4% year over year increase in admissions external to our host facilities, which has been an important component in mitigating the 75% Rule impact.

As of December 31, 2005, 75 units, or 63% of our total, were operating at or above their required 60% compliance level.

The remaining 45 units will enter the 60% level during the first half of 2006. They are currently operating also above the 60% threshold on average. As of the end of the year, the average compliance of all our units was at 63 percent.

Our fourth quarter ARU same store discharges and revenues declined less than 1% compared to the third quarter. Year over year fourth quarter impact of the 75% Rule implementation on our same store ARU discharges was a negative 1.5%. This compares favorably with the previously reported estimated industry impact. We expect this trend to also continue through 2006.

Our Clinical Research, Development and Training Department has continued to expand its library of evidence based practice protocols thereby enhancing our nursing and therapy staff’s ability to manage increasingly medically complex patients.

As a result of the Deficit Reduction Act of 2005, implementation of the 75% Rule was extended by a year with the phase-in period now ending June 30, 2008. The additional transition year will provide us time to source alternative settings for patients with conditions such as joint replacement; however, in the near term we expect the rule to continue to create downward pressure on same store discharges. We anticipate a 1 to 3% decline in year over year same store discharges for 2006.

Contract Therapy

In our contract therapy division, we continued to see strong year over year revenue growth as fourth quarter 2005 revenues increased 31.2 percent over fourth quarter 2004. Sequentially, however, as we had expected, the implementation of our new pricing initiative in the third and fourth quarters contributed to a higher than normal number of contract cancellations as some operators elected to go with a lower cost provider. Also, several additional clients elected to self operate.

Despite the loss of business to self operations, there remains a high demand for outsourced therapy programs. For example, we have recently signed an agreement with a large chain of skilled nursing facilities which had been self operating their therapy programs. Additionally, our sales pipeline for contract therapy remains strong. Our backlog stood at 33 on December 31 versus 54 at the end of the third quarter due to the opening of a 20 facility chain in October. The backlog did not include the recent aforementioned large chain signing. We anticipate ending the first quarter of 2006 with approximately 775 locations.

Included in the Deficit Reduction Act of 2005 was the implementation of the Part B Therapy Caps. Rather than extend the moratorium that had been in place, Congress enacted an exception process to ensure that all beneficiaries who needed therapy services would have coverage. In mid-February, CMS released Transmittal 853 which detailed that process and gave the Fiscal Intermediaries until March 13 to implement. That process contained an automatic exception based on a large number of ICD-9 codes and twelve CPT evaluation codes. Patients requiring PT and SLP services concurrently, mental or cognitive comorbidities, treatment in multiple sites, among other criteria, are also eligible for auto exception.

Those patients not eligible for auto exceptions are eligible for manual exceptions. We are currently training our staff and meeting with our clients in preparation for the required policy enforcement and have re-programmed our PROMOS operating system and our Palm technology to identify auto exempt patients on admission. As we speak, our therapists have and are applying this technology at the point of service. In addition, recognizing the importance of uninterrupted therapy for Part B beneficiaries, RehabCare is indemnifying our clients for any denials resulting from this exception process.

Early indications are that the imposition of the cap had a significant impact on the actions of our clients, patients and therapists resulting in decreased Part B services through the middle of February. While we are working diligently to implement the exception process, it is an arduous task and we expect Part B revenues to be depressed throughout the first quarter. However, as the exception process is implemented, we anticipate a dramatic reduction in the negative impact over the next several months.

Target Markets

Our efforts to advance the post acute continuum have yielded many positive lessons. These favorable results have led us to expand our target market approach into another fifty markets. We believe this will enable us to reduce turnover, improve employee efficiency and create new business opportunities as has been observed in our initial test markets. Moreover, our IT systems will provide us with the ability to track patient flow into other RehabCare venues as they move through the continuum. Transition of these fifty markets will occur over the next two to three quarters.

Phase 2

Our healthcare management consulting business, Phase 2 Consulting, grew operating revenues by 33.7 percent for the fourth quarter 2005 versus prior year. Throughout 2005, Phase

2 was successful in signing 28 new clients representing $3 million in new business, both records in the firm’s history. At year end, the project backlog remained strong.

Recruiting

While the labor market for therapists continues to be challenging, our openings at year end were down 22% from the high we experienced in May of 2005 and our cost per hire continued to decline. Our retention rate for therapists remains near 85% while over half of our new openings are the result of new growth. During 2005, we developed a new campus relations initiative which has resulted in 80 new hires directly from these institutions.

Last Fall, we co-sponsored a summit with the University of Missouri School of Health Professions that brought together representatives from the country’s largest employers of therapists, deans from leading academic institutions, and legislative representatives. The FuturePoint Summit was a first step in attempting to quantify the shortage of allied health professionals and its causes, and to develop strategies for the future. Another summit is planned for mid-2006.

As we announced earlier this month, we are happy that Jay Schreiner will be joining us as Chief Financial Officer at the end of the month after our exhaustive, five month nationwide search. His combined entrepreneurial and large company CFO experience coupled with his experience as CIO at Kellogg should prove invaluable as we continue to develop and implement our post acute continuum of strategy.

Jeff Zadoks will now review our financial results for the quarter.

Thank you, John,

Net revenues for the fourth quarter of 2005 increased 29.8 percent to $123.4 million compared to $95.1 million in the same quarter last year and increased by 2.8 percent from the third quarter 2005. The year over year increase resulted primarily from the growth in the Contract Therapy division and our August 2005 acquisition of MeadowBrook Healthcare’s four freestanding hospitals. The sequential increase is primarily attributable to a full quarter of MeadowBrook revenues in the fourth quarter versus only 2 months during the third quarter.

Net income declined to a loss of $(31.8) million in the fourth quarter of 2005 compared to net income of $6.3 million a year ago and net income of $4.4 million in the third quarter of 2005. These variances were principally driven by the operating and impairment losses related to our equity investment in InteliStaf, and the intangible asset impairment charge related to VitalCare.

Loss per share on a diluted basis for the quarter was $(1.89) compared to a diluted earnings per share of $0.37 last year and $0.26 in the previous quarter.

Net revenues for the Contract Therapy division were $61.2 million, an increase of 31.2 percent from $46.7 million in the fourth quarter 2005, and were flat on a sequential basis. Operating earnings for the division were $3.4 million compared to the prior year fourth quarter of $3.5 million and $3.7 million in the third quarter of 2005.

The year-over-year fourth quarter increase in revenue was driven by an 11.6% increase in the average revenue per location and the inclusion of units added by the acquisition of Cornerstone Rehabilitation in December 2004. This division has continued to focus on signing larger facilities during the past year, and revenues continue to benefit from the 75% Rule.

Operating profit for the division was flat year over year as much of the revenue growth was attributed to lower margin Part A revenue. Labor costs increased as a result of the tight labor market for therapists and legal expenses incurred in connection with certain previously disclosed legal proceedings increased approximately $0.5 million.

The division finished the fourth quarter with 724 locations compared to the year ago quarter of 690. We added 58 new locations during the quarter and closed 78. Of the closures in the fourth quarter, 64 facilities took their therapy programs in-house; twelve were cancelled due to rate increases, one client was lost due to a change in ownership, and one client chose to work with another vendor.

Fourth quarter 2005 HRS revenues were flat compared with last year’s fourth quarter at $46.7 million, and down 1 percent from $47.2 million on a sequential basis. Operating earnings for the division, including the $4.2 million intangible asset impairment, declined to $2.2 million from $7.9 million in the prior year quarter, and declined from $7.0 million sequentially.

Inpatient operating revenues decreased as a result of the 75% Rule impact on same store ARU discharges, which were 1.5 percent lower than the prior year. Outpatient revenue increased 10.3 percent as average revenue per location increased 2.3 percent and the average number of locations managed increased from 40 to 43. Sequentially, the revenue decline can primarily be attributed to a decline in same store ARU discharges of less than one percent.

Operating earnings were negatively impacted by the division’s inability to fully absorb increases in labor expenses in certain markets and increased legal fees incurred for previously reported legal proceedings. Initiatives to update the division’s staffing model to lower total labor costs have resulted in sequential improvements in operating costs, however, on a year over year basis labor costs have increased.

The division finished the quarter with 179 programs, a net decline of 6 sequentially, which is comprised of nine openings, thirteen closures and two transfers to Contract Therapy. Of the nine new openings, five were acute rehab units, one was a subacute unit and three were outpatient units. Of the thirteen closures, five were acute rehab units, five were subacute units, and three were outpatient units. Of these thirteen closures, nine chose to self operate, one was RehabCare initiated and three units closed. The division’s backlog was six at the end of the quarter, which included one ARU, two outpatient units, and three subacute units. This is a decline of ten from the third quarter backlog.

Our HRS business development activities generated one acute rehab unit signing, one outpatient unit and one subacute unit in the fourth quarter. Our backlog decrease of 10 was unusually affected by the removal of 4 contracts contingent upon certificate of need approval in the state of New York. New York has refused to consider additional CON’s for acute rehabilitation. Nine units from our backlog were opened during the quarter and three signings were added. Our backlog continues to reflect the positive trend of a high percentage of management contract signings of existing ARU’s.

We anticipate our HRS programs to grow to a total of 184, a

net add of 5 during 2006 with most of these net additions being acute rehab units.

Freestanding Hospitals reported net revenues of $12.9 million, and operating losses of $0.7 million for the quarter. Operating revenues were negatively impacted by volume challenges associated with the establishment of our referral base and the renegotiation of managed care contracts after acquiring the four MeadowBrook facilities. Initially, we underestimated the impact these issues would have on volumes and the length of time involved in corrective action but these issues have been cleared and we are now focused on further expansion of our payer base.

Sequentially, operating earnings declined as a result of the aforementioned patient volume issues and costs associated with the start-up of the Arlington and Amarillo, Texas freestanding facilities. We incurred approximately $0.2 million of start-up costs related to Arlington rehabilitation hospital which admitted its first patient in late December. Start-up costs for the Amarillo facility were approximately $0.1 million primarily for lease costs we are incurring during the construction phase of that project. This facility is expected to open in mid-2006.

Our balance sheet remains strong with $28.1 million in cash and cash equivalents at December 31, and only $7.5 million in subordinated long-term debt related to acquisitions. Days sales outstanding decreased sequentially by 4.3 days to 63.9 days from 68.2 days. Cash flow from operations was $18.4 million for the fourth quarter 2005 while capital expenditures were $3.4 million, with approximately $2.3 million related to construction of our Arlington and Amarillo facilities and the remainder related to IT initiatives and routine capital expenditures.

2006 Financial Overview -

Due to continued regulatory uncertainty, we will not be providing annual revenue and earnings guidance in 2006.

Now I will turn the call back over to John.

Thank you. Before we take your questions, I am pleased to announce the election to our board of Mr. Harry Rich. Prior to his retirement, Mr. Rich was Executive Vice President and Chief Financial Officer of Brown Shoe Company. With the financial oversight and strategic planning experience he brings, Harry will be an invaluable addition to our board and management team.

Closing Remarks

In closing, our ability to rise to the challenges we faced in 2005 was the direct result of the dedication, adaptability and expertise of the nearly 11,000 men and women of RehabCare.  Our colleagues, our management and our Board remain committed to improving patient care and outcomes, achieving superior results, and advancing our growth strategies which will enable us to achieve our vision---to deliver a clinically integrated continuum of post acute care resulting in people regaining their lives.

With that, I would like to have our operator open the call for questions.

To be read following Questions and Answers –

As a reminder, this conference call is being webcast live on our web site, www.rehabcare.com and will be available for replay beginning at 1:00 Eastern time today. For your reference, we continue to provide the statistics section on our web site offering quarterly historical statistics for each of our operating divisions for the past few years. We invite you to view this information and hope it will be useful to you.